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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                 CURRENT REPORT
                                       ON
                                    FORM 8-K

                         PURSUANT TO SECTION 13 OR 15(D)
                                     OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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       DATE OF REPORT (Date of earliest event reported): December 9, 1999

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             (Exact name of registrant as specified in its charter)
                      ADVANCED COMMUNICATION SYSTEMS, INC.

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(State or other jurisdiction of   (Commission File Number)   (I.R.S. Employer
incorporation)                            0-22737            Identification No.)
      DELAWARE                                               54-1421222

                    (Address of principal executive offices)
                   10089 LEE HIGHWAY, FAIRFAX, VIRGINIA 22030

               REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:
                                 (703) 934-8130

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ITEM 5. OTHER EVENTS.

     On December 9, 1999, Advanced Communication Systems, Inc. ("ACS") entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among ACS, The Titan Corporation ("Titan") and A T Acquisition Corp., a wholly-owned subsidiary of Titan ("Sub") pursuant to which Sub will merge with and into ACS (the "Merger"). ACS will survive the Merger and become a wholly-owned subsidiary of Titan. Under the terms of the Merger Agreement, upon the consummation of the Merger all outstanding shares of ACS will be exchanged for shares of common stock, par value $.01 per share, of Titan ("Titan Common Stock"), and all outstanding options to acquire common stock, par value $.01 per share, of ACS ("ACS Common Stock") will be assumed and converted into options to acquire shares of Titan Common Stock at a ratio between 0.6154 and 0.7843 shares of Titan Common Stock to one share of ACS Common Stock (the "Exchange Ratio"). The Exchange Ratio can vary within this range depending on the ten-day average trading price of Titan Common Stock ending on or about the date that is two days prior to the Closing Date of the Merger. Under the terms of the Merger Agreement, if the average stock price of Titan Common Stock is less than $22.95 per share at the time of closing, ACS has the right to terminate the Merger Agreement subject to a Titan option to fix the Exchange Ratio which assures a minimum price of $18.00 per share of ACS Common Stock. If the average stock price of Titan Common Stock is greater than $35.75 per share at the time of closing, Titan has the right to terminate the Merger Agreement subject to an ACS option to fix the Exchange Ratio and agree to receive a maximum price of $22.00 per share of ACS Common Stock.

     The Merger is subject to certain conditions, including stockholder approval by the holders of a majority of ACS Common Stock outstanding on the record date for a meeting of stockholders of ACS at which the stockholders will consider approval of the Merger Agreement, the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, the receipt of certain approvals and consents and other customary conditions.

     Pursuant to the terms of the Merger Agreement, ACS has made several affirmative and negative covenants concerning the conduct of its business pending completion of the Merger. Among those covenants is an agreement that ACS will not pay any dividends on its Common Stock after the date of the Merger Agreement. Furthermore, ACS has agreed that it will not, except under limited circumstances, pursue a transaction which would be an alternative to the transaction contemplated by the Merger Agreement.

     As further inducement to Titan to enter into the Merger Agreement, certain executive officers of ACS (who, in the aggregate, beneficially own approximately 24.16% of ACS' outstanding Common Stock) entered into a stockholders agreement with Titan (the form of which is filed as Exhibit 99.1 hereto) pursuant to which they: (i) agreed to vote their shares of ACS Common Stock in favor of the Merger Agreement and the Merger; and (ii) granted irrevocable proxies to Titan to vote such shares in accordance with the terms of the stockholders agreement.




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     The Merger will be accounted for as a pooling of interests and is intended to qualify as a tax-free reorganization. The brief explanation of the Merger Agreement and related agreements contained in this Report is qualified in its entirety by reference to the agreements which are filed as exhibits hereto.

     On December 9, 1999, ACS and Titan issued a joint press release with respect to the execution of the Merger Agreement. In accordance with General Instruction F to Form 8-K, a copy of the press release dated December 9, 1999, is attached hereto as Exhibit 20 and is incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(a) and (b) Financial Statements.

        Not applicable.

(c)     Exhibits.

               2 Agreement and Plan of Merger dated as of December 9, 1999, by and among Advanced Communication Systems, Inc., The Titan Corporation and A T Acquisition Corp.

               20 Press Release dated December 9, 1999 issued by Advanced Communication Systems, Inc. and The Titan Corporation.

               99.1 Company Stockholders Agreement.




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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           ADVANCED COMMUNICATION
                                           SYSTEMS, INC.
                                           (Registrant)

Date:  December 21, 1999                   /s/ George A. Robinson
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                                           George A. Robinson
                                           Chief Executive Officer